Exhibit 4.9

Execution Copy

SHARE PURCHASE AGREEMENT

dated 2 March 2011

between

APOLLO CTN S.à.r.l., a company organised under the laws of Luxembourg, having its registered office at 43, Avenue John F. Kennedy, L-1855 Luxembourg R.C.S., Luxembourg: B106484.

(the “Seller”)

and

OPCTN S.A., a company organised under the laws of Luxembourg having its registered office at 6, rue Jean Bertholet, 1233  Luxembourg, Luxembourg.

(the “Purchaser”)

concerning

the sale and purchase of the share in

Eldista GmbH

i

Preamble

A.	Whereas, Eldista GmbH is a Swiss limited liability company with registered seat in Geneva (the "Company");

B.	Whereas, the capital of the Company amounts to CHF 20’000, represented by one share of par value CHF 20’000.-, fully paid in (the “Share”);

C.
Whereas, the Company owns and operates a property in the form of a leasehold interest (droit de superficie) on which has been erected six buildings referred to as the Centre des Technologies Nouvelles and located at Chemin des Aulx 8-18, Plan-les-Ouates in the canton of Geneva, Switzerland;

D.	Whereas, the Seller owns the Share;

E.
Whereas, the Seller is willing to sell its Share in the Company to the Purchaser, and the Purchaser is willing to purchase from the Seller such Share, in reliance upon the representations, warranties and undertakings contained in this Agreement.

1.	Definitions

1.1.1	In this share purchase agreement, the following terms shall have the following meaning:

“Adjustment Escrow”	As defined in Clause 4.1.1.
“Accounting Policies”	The accounting policies described in Exhibit 3.2.2.
“Accounts Date”	The 31 December of the year of the respective Financial Statements.
“Adjustment Date”	As defined in Clause 4.2.1.
“Agreement”	This share purchase agreement, together with the Exhibits.
“AREA Loan”	Means the CHF 3'547'389 loan from the Company to Apollo European Real Estate Fund II, L.P.
“Basic Price”	CHF 37’920’640.81, representing: (i) CHF 126’500’000, less (ii) the Settlement Liability, less (iii) the Financial Indebtedness.

“Business”	The business carried out by the Company, including as described in the Preamble (point C).
“Business Day”	Any day on which banks in Geneva and London, are open for business.
“Charges”
All charges and ancillary costs related to the lease agreements or to the Property and charged by the Company to the tenants, including, but not limited to, the following costs: heating, cooling, ventilation, air conditioning, electricity, water, garbage disposal, cleaning, maintenance costs (including, when applicable, acquisition, amortization or repair costs), management fees, etc.

“CHF”	Swiss Franc.
"Claim Payment Date"	As defined in Section 11.3.2.
“CO”	The Swiss Code of Obligations.
“Company”	As defined in the Preamble.
“Completion Accounts”	The financial statements of the Company as of 23:59 Central European Time on February 28, 2011, comprising a balance sheet drawn up pursuant to Clause 3 below.
“Damage”
Means any reduction or shortfall in assets, or any increase or surplus in liabilities whatsoever, and any prejudice, damage, loss, shortfall in earnings or costs which exist now or may exist in the future.

“Data Room”	Means all documents and information relating to the Company made available by the Seller to the Purchaser and which are listed at Exhibit 8.2.1(b) to this Agreement.
“Encumbrance”
Any claim, charge, pledge, mortgage, security, lien, option or other third party right, retention of title, purchase or sale right, right of pre-emption, right of first refusal or security interest of any kind.

“Escrow Account”	Means the deposit CHF account with UBS SA (IBAN CH 38000240024030136511N; SWIFT code: UBSWCHZH80A) opened by the Escrow Agent.
“Escrow Agent”	Means Me Vincent Solari of P.T.A.N. & Partners.
“Escrow Agreement”	Means the escrow agreement entered into on or about the date hereof between the Escrow Agent, the Seller and the Purchaser.

“Expert”	As defined in Clause 3.2.5 below.
“Financial Indebtedness”	The debt as of February 28, 2011 under the Loan Documentation (excluding any indebtedness under the Swap Agreement) being CHF 85'250'000.
“Financial Period”	Means the financial years ending 31 December 2007, 31 December 2008, 31 December 2009 and 31 December 2010.
“2009 Financial Statements”
The audited financial statements of the Company for the year ending 31 December 2009, comprising a balance sheet, a profit and loss account, the notes and the audit report, a copy of which is attached hereto as Exhibit 9.15.1.

“2010 Financial Statements”
The audited financial statements of the Company for the year ending 31 December 2010, comprising a balance sheet, a profit and loss account, the notes and the audit report, a copy of which is attached hereto as Exhibit 9.15.2.

“Funds”	Ad defined in Clause 12.
“Guarantee”	As defined in Clause 12.
“including”	When introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind.
“Intellectual Property”
Patents, trademarks, designs, corporate names, trade names, copyrightable works, domain names, and other intangible rights used to protect the results of any development or other type of creative efforts and work, and any intangible value arising out of such efforts pursuant to any jurisdiction and/or applicable law whatsoever, copies and tangible embodiments thereof, including, where such rights are created, protected or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“Indemnified Tenant”
Means all tenants of the Property in occupation during any part of the Financial Period, other than (a) only in respect of claims relating to CTN14, any tenant who is party to a Settlement Agreement; (b) Les Festins Genevois SA; (c) LEM SA; (d) CORTIX SWITZERLAND Sàrl; (e) IGC Conseils SA; (f) Les Chambres du CTN; and (g) QUALIMATEST SA.

“LEM Dispute”	As defined in Clause 7.2.
“Les Chambres du CTN Dispute”	Means the Charges dispute between the Company and Les Chambres du CTN.
“Les Festins Dispute”	Means the Charges dispute between the Company and Les Festins Genevois SA.
“Loan Documentation”	The mortgage loan agreement entered into by the Company and Credit Suisse SA on November 5, 2009.
“Minerg Contract”	As defined in Clause 7.1.2 below.
“Net Asset Adjustment”
Means the net assets (excluding the Property, the Financial Indebtedness, the Swap Agreement, the AREA Loan and the Settlement Liability) set out in the Completion Accounts to be paid, subject to Clause 4.2.2, by the Seller to the Purchaser (where such amount is a negative figure) or to be paid by the Purchaser to the Seller (where such amount is a positive figure).

“Notice of Claims”	As defined in Clause 11.3.1 below.
“Notice of Objection”	As defined in Clause 3.2.4 below.
“Notice of Third Party Claim”	As defined in Clause 11.6.1.
“Party”	The Seller or the Purchaser, as the context may require.
“Parties”	The Seller and the Purchaser.
“Property”
The droit de superficie registered with the Geneva Land Registry as droit distinct et permanent n°11095 in the Commune de Plan-les-Ouates and grounded on the State of Geneva’s lot n° 11138, together with the six buildings erected on the land and a ground parking; said droit de superficie being effective until July 1st, 2076.

“Property Documentation”	Ground lease agreement, as amended from time to time, as well as the excerpt of the Land registry regarding the plots 11’138 and 11’095 (Commune de Plan-les-Ouates), as attached as Exhibit 9.7.
“Purchaser”	As defined in the first page of the Agreement.
“Purchaser’s Group”	The Purchaser and its subsidiaries from time to time.

“Purchaser Indemnified Person”	As defined in Clause 7.4.1 below.
“Purchase Price”	As defined in Clause 3.1 below.
“Rental Income 2010”	The rental income of the Property for year 2010 and up to 23 February for year 2011, pursuant to the chart established by the Seller and attached hereto as Exhibit 9.10.1.
"Roof Liability"	Means an amount equal to CHF 240’835,74. in respect of repairs to the roof of CTN 12 pursuant to the terms of the Roof Contract.
“Roof Contract”	Means the contracts entered into between the Company and (i) Etanche Plus S.A.; (ii) EggTelsa S.A.; and (iii) Cofely S.A., relating to the repair of the roof of CTN12.
“Seller”	As defined in the first page of this Agreement.
“Seller's Bank Account”	Means the account in the name of the Seller with Société Générale Bank and Trust with IBAN LU69 061 278024 2600 CHF
“Seller Loan”	Means the CHF 3’547’389 loan from the Company to the Seller, following the assignment of the AREA Loan to the Seller.
“Seller’s Warranties”	Means the warranties made by the Seller to the Purchaser in Clause 9.
“Service Charge Claim”
Means any claim against the Company made by an Indemnified Tenant relating to Charges (which, other than for the financial year ending 31 December 2010, have been invoiced to and then paid by such Indemnified Tenant) for the Financial Period.

"Service Charge Damage"
Means any amount which the Company is required to pay to an Indemnified Tenant in respect of a Service Charge Claim together with any reasonable third party advisers fees incurred in connection with settling or defending a Service Charge Claim.

“Settlement Agreements”	As defined in Clause 7.1.1 below.
“Settlement Liability”
Means:
(i) liabilities of the Company described in the Settlement Agreements (of an amount equal to CHF1’693’304.-);
(ii) liabilities of the Company associated with the settlement of the Les Festins Dispute (of an amount equal to 48’500.-);
(iii) liabilities of the Company relating to the Minerg Contract (of an amount equal to CHF1’248’000.);
(iv) liability of the Company relating to the LEM Dispute (of an amount equal to CHF 96'902.45).
(v) the Roof Liability (of an amount equal to CHF240’835.74.); and
(vi) liabilities of the Company associated with the settlement of the Les Chambres du CTN dispute (of an amount equal to CHF 1’817)
which in aggregate are an amount equal to CHF 3’329’359.19.

“Share”	As defined in the Preamble.
“SIG”	Means Services Industriels de Genève
“Signing”or “Signing Date”	The date of this Agreement.
“Swap Agreement”	The Swiss Master Agreement for Over the Counter derivative instruments entered into between the Company and Credit Suisse SA on 18 March 2010.
“Taxation” or “Tax(es)”
All tax liabilities, including income taxes, capital taxes, stamp duties (both on the issuance and on the transfer of securities), gains taxes, withholding taxes, value added taxes, net wealth taxes, turnover taxes, asset value taxes, social security contributions and the like and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction (including, but not limited to, statutory, governmental, state, provincial, local governmental or municipal taxes), as well as any interest, penalties, costs and expenses related thereto.

“Tax Returns”	Any and all returns, reports and forms required to be filed with any authority with respect to Taxes.
“Third Party Claim”	As defined in Clause 11.6.
“Transfer Deed”	As defined in Clause 6.1.1 below.
“Transaction”	Any and all of the transactions contemplated by this Agreement.

2.	Saleand Purchase

Subject to the terms and conditions of this Agreement, the Seller hereby sells and assigns to the Purchaser, and the Purchaser hereby purchases and accepts the assignment from the Seller, of all the Share (as well as all rights attaching to the Share) with effect on Signing.

3.	Purchase Price

3.1	Definition of the Purchase Price

3.1.1	The consideration for the Share shall be an amount equal to the sum of:

(i)	The Basic Price, being CHF 37’920’640.81;

(ii)	plus an amount equal to the sum owed to the Company under the Seller Loan;

(iii)	plus or minus the Net Asset Adjustment,

(the “Purchase Price”).

3.2	Adjustment of the Basic Price

3.2.1	The Net Asset Adjustment shall be derived from the Completion Accounts.

3.2.2
As soon as possible and, in any event, within 30 Business Days from the date of this Agreement, the Seller shall deliver to the Purchaser the draft Completion Accounts. The Completion Accounts shall be prepared by the Seller in accordance with the Accounting Policies attached hereto as Exhibit 3.2.2.

3.2.3
In order to enable the Seller to prepare and agree the Completion Accounts, the Purchaser shall, subject to reasonable notice, make available to the Seller’s representatives and to the Seller’s accountants all books and records relating to the Company during normal office hours and co-operate with them with regard to the preparation, review and agreement or determination of the Completion Accounts. The Purchaser agrees, in so far as it is reasonable to do so, to make available the services of the representatives of the Company and the Company’s accountants to assist the Seller in the preparation and agreement of the Completion Accounts.

3.2.4
The Purchaser shall have 30 days from the date of receipt of the draft Completion Accounts to analyse the draft Completion Accounts and, if the Purchaser disagrees with the Completion Accounts or any item thereof, the Purchaser may send a notice of objection stating the corrections to be made to the Completion Accounts and the Net Asset Adjustment to the Seller (the "Notice of Objection"). The Completion Accounts and the Net Asset Adjustment shall be deemed to have been accepted and to be final and binding on the parties for all purposes if (a) the Purchaser has agreed with the draft Completion Accounts in writing within 30 days of receipt of the draft Completion Accounts; or (b) the Purchaser has not sent a Notice of Objection within 30 days of receipt of the draft Completion Accounts.

3.2.5
If a Notice of Objection is sent to the Seller and the Parties have failed in their attempt to reach an agreement within 30 days of receipt of the Notice of Objection by the Seller, the point of the Notice of Objection on which a disagreement  remains shall be finally settled by a certified accountant from either PricewaterhouseCoopers or KPMG, member of the Chambre fiduciaire suisse, jointly designated by the Parties, or failing an agreement of the Parties, designated by the Chambre de Commerce, d'Industrie et des Services de Genève, at the request of either Party (the "Expert"). The Expert's fees and disbursements shall be borne by the Parties as determined by the Expert.

3.2.6
Notwithstanding any provision in this Clause 3 to the contrary, the Seller and the Purchaser shall, in respect of paragraph 19 (SIG Rebate) of the Accounting Policies only, be able to raise objections or queries for the Expert to decide upon up until the date the Completion Accounts are finally agreed in accordance with this Clause 3.

3.3	The Expert

3.3.1	Apart from procedural matters and as otherwise set out in this Agreement or agreed between the Seller and the Purchaser, the Expert shall determine only:

(i)	whether any of the arguments for an alteration to the Completion Accounts or the Net Asset Adjustment put forward in the Notice of Objection is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Completion Accounts and the Net Asset Adjustment in order to correct the relevant inaccuracy in it.

3.3.2	The Expert shall apply the accounting principles, policies, procedures, practices and estimation techniques set out in Exhibit 3.2.2 (Accounting Policies);

3.3.3	The Expert shall make their determination pursuant to Clause 3.3.1 above as soon as is reasonably practicable;

3.3.4	The procedure of the Expert shall:

(i)	give the Seller and the Purchaser a reasonable opportunity to make written representations to them;

(ii)	require that each Party supply the other with a copy of any written representations at the same time as they are made to the Expert; and

(iii)	for the avoidance of doubt, the Expert shall not be entitled to determine the scope of their own jurisdiction.

3.4	The determination of the Expert pursuant to Clause 3.3.1 above shall:

3.4.1	be made in writing; and

3.4.2	unless otherwise agreed by the Seller and the Purchaser include reasons for each relevant determination.

3.5
The Expert shall act as an expert and not as arbitrator and the Expert’s determination of any matter falling within the Expert’s jurisdiction shall be final and binding on the Seller and the Purchaser save in the event of manifest error (when the relevant part of the Expert’s determination shall be void and the matter shall be remitted to the Expert for correction). In particular, the Expert’s determination shall be deemed to be incorporated into the Completion Accounts.

3.6
The Seller and Purchaser shall co-operate with the Company and comply with reasonable requests made in connection with the carrying out of the duties of the Parties under this Agreement.  In particular, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to the Seller’s representatives, the Seller’s accountants and the Company all books and records relating to the Company during normal office hours as the Company may reasonably request during the period from the appointment of the Expert to the making of the relevant determination.

3.7
Each of the Seller and the Purchaser and the Company shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the proceedings of the Company or another matter arising out of this Agreement.

3.8	Dividends

The Purchaser will receive and be the sole beneficiary of the dividends relating to the Share voted after Signing or not yet distributed at Signing.

4.	Payment of the Price

4.1	Payment of the Basic Price

4.1.1	On the date of this Agreement:

(i)	The Purchaser shall pay CHF 37’420’640.81 (the "Closing Cash Payment"), representing:

(a)	the Basic Price;

(b)	less CHF 500,000,

   to the Seller to the Seller’s Bank Account;

(ii)
In accordance with the terms of Clause 5 the Purchaser shall satisfy its obligation under Clause 3.1.1 to pay to the Seller an amount equal to the sum owed to the Company under the Seller Loan by assuming the Seller’s obligations to repay the Seller Loan to the Company; and

(iii)	The Purchaser shall pay CHF 1'000’000 (the "Adjustment Escrow") into the Escrow Account in accordance with the procedural requirements of the Escrow Agreement.

4.2	Payment of the Net Asset Adjustment

4.2.1
Subject to Clause 4.2.2, the Net Asset Adjustment shall be paid by the Purchaser to the Seller, where it is a positive amount, or by the Seller to the Purchaser, where it is a negative amount, as the case may be, 10 days after it is finally decided as set forth in Clause 3 (the “Adjustment Date”).

4.2.2	The Net Asset Adjustment shall only be payable (whether a positive figure or a negative figure), provided the amount of the Net Asset Adjustment exceeds CHF 25’000.

4.2.3	On the Adjustment Date and subject to Clause 4.2.2 above and the procedural requirements of the Escrow Agreement:

(i)	If the Net Asset Adjustment is a positive amount, the Seller and the Purchaser shall procure that the Adjustment Escrow be distributed as follows:

(a)	first, an amount equal to CHF500'000 will be paid to the Seller representing the balance of the Basic Price;

(b)	then, an amount equal to the Net Asset Adjustment will be paid to the Seller;

(c)	any amount of the Adjustment Escrow remaining shall be released to the Purchaser.

If following payment of the balance of the Basic Price the remaining amount of the Adjustment Escrow is insufficient to cover the full amount of the Net Asset Adjustment under paragraph (b) above, then the Purchaser shall pay the amount of the shortfall to the Seller.

(ii)	If the Net Asset Adjustment is a negative amount and is a sum less than CHF 500'000, then the Seller and the Purchaser shall procure that the Adjustment Escrow be distributed as follows:

(a)	An amount equal to the difference between CHF500'000 and the sum of the Net Asset Adjustment will be paid to the Seller; and

(b)	any amount of the Adjustment Escrow remaining shall be released to the Purchaser.

(iii)	If the Net Asset Adjustment is a negative amount and exceeds the sum of CHF500'000, then:

(a)	the entire Adjustment Escrow shall be released to the Purchaser; and

(b)	The Seller shall pay the Purchaser the amount by which the negative Net Asset Adjustment exceeds the sum of CHF500'000.

4.2.4
The Seller and the Purchaser undertake to instruct the Escrow Agent on the Adjustment Date, in accordance with the procedural requirements of the Escrow Agreement, to procure the distribution of the Adjustment Escrow in accordance with the provisions of Clause 4.2.3 above.

4.2.5	Any payment to be made in accordance with this Clause 4.2 shall include interest thereon calculated at the rate of interest applied to the Escrow Account.

5.	Seller Group Loans

On the date of this Agreement and in satisfaction of the Purchaser’s obligation under Clause 3.1.1 to pay to the Seller an amount equal to the sum owed by the Seller to the Company under the Seller Loan:

5.1	the Seller shall assign, and the Purchaser shall accept such assignment of, the Seller’s obligations under the Seller Loan; and

5.2	the Purchaser shall then procure that the Company releases the Seller from all obligations under the Seller Loan.

6.	Deliverables

6.1	Documents to be delivered by the Seller

6.1.1	On the date of this Agreement, the Seller shall deliver to the Purchaser the following documents:

(a)	The original certificate representing the Share, duly endorsed in blank.

(b)	The minutes of the Company's Shareholders' Meeting whereby the Seller, as shareholder of the Company, resolves to approve the transfer of the Share to the Buyer.

(c)	The Company’s share register evidencing the change of ownership in the Share.

(d)	The transfer deed between the Parties to be filed with the Geneva Trade Registry, duly signed by the Seller (the "Transfer Deed").

(e)	A request to the Trade registry in respect of the change of ownership in the Share, the change of managers and the change of auditor, duly signed by the managers.

(f)
The resignation letters of Martin Dunning and William Westbrook as managers of the Company with effect from the date of this Agreement, whereby the managers also confirm that they have no claim whatsoever against the Company.

(g)
Resignation letter of Deloitte SA, succursale de Meyrin, as external auditor of the Company with effect from the date of this Agreement, whereby the auditor also confirm that it has no claim whatsoever against the Company.

(h)	The Escrow Agreement, duly executed by the Seller.

(i)	The original of the Guarantee.

(j)
A letter from Credit Suisse confirming that there will be no change to the terms and conditions of the Loan Documentation or the Swap Agreement as a result of the acquisition of the Company by the Purchaser.

(k)	All books and records regarding the operation of the Company's business which are in the Seller's control or possession.

6.2	Documents to be delivered by the Purchaser

6.2.1	Upon the Seller's presentation of the documents referred to at Clause 6.1 above, the Purchaser shall sign the Transfer Deed and pay the Basic Price according to Clause 4.1 above.

6.2.2	On the date of this Agreement, the Purchaser shall deliver to the Seller the following documents:

(a)	Evidence that the Purchaser is authorised to execute this agreement and the Escrow Agreement.

(b)	A document, duly executed by the Purchaser, releasing the Seller from all its obligations under the Seller Loan.

(c)	The Escrow Agreement, duly executed by the Purchaser.

6.2.3
Within five Business Days of Signing, the Purchaser shall deliver to the Seller a copy of the resolution of the Company contemplated by Clause 13.1.2 providing for an unconditional discharge for Will Westbrook and Martin Dunning in their capacity as managers of the Company in respect of their management of the Company prior to the date hereof.

6.3	Thereupon, the Parties shall exchange all documents enumerated above.

6.4	All actions taken at Signing shall be deemed to have occurred simultaneously.

7.	Settlement Liabilities

7.1	Settlement Agreements

7.1.1
The Parties acknowledge that agreements have been entered into between the Company and Novimmune SA on 18 December 2010, the Company and Addex SA on 25 January 2011, the Company and Epithélix Sàrl on 25 January 2011, the Company and Eclosion SA on 21 January 2011 and the Company and AMICOLAB SA on 25 January 2011  in order to settle various disputes relating to service and utility charges under the relevant lease agreements relating to the CTN building at 14 Plan-les-Ouates (the “Settlement Agreements”). Copies of the Settlement Agreements are attached hereto as Exhibit 7.1.1. The Seller hereby represents and warrants (i) that the Settlement Agreements attached hereto are original copies of the Settlement Agreements; (ii) that the Settlement Agreements settle all claims that Novimmune SA, Addex SA, Epithélix Sàrl, Eclosion SA and AMICOLAB SA have raised under the relevant lease agreements for all periods prior to the date of the relevant Settlement Agreement; and (iii) that the terms of the Settlement Agreements preclude Novimmune SA, Addex SA, Epithélix Sàrl, Eclosion SA or AMICOLAB SA from making any further claims against the Company in respect of Charges relating to the period prior to the date of the relevant Settlement Agreement.

7.1.2
The Parties refer to the turn-key agreement concluded on 24 January 2011 between the Company and Minerg-Appelsa Services SA (the “Minerg Contract”), a copy of which is attached hereto as Exhibit 7.1.2..

7.1.3	Copies of the Roof Contracts are attached hereto as Exhibit 7.1.3.

7.1.4	A copy of a draft agreement which has been negotiated with Les Festins Genevois in relation to the Les Festins Dispute is attached hereto as Exhibit 7.1.4.

7.1.5	A copy of the agreement which has been signed with Les Chambres du CTN in relation to the Les Chambres du CTN Dispute is attached hereto as Exhibit 7.1.5.

7.2	LEM Dispute

7.2.1
 The Parties acknowledge that LEM SA has asserted certain claims against the Company relating to the calculation of service and utility charges under its lease agreement with the Company (the "LEM Dispute"). The Parties acknowledge that no settlement agreement has been signed with LEM SA and that LEM SA’s claims against the Company remain outstanding.

7.2.2
The Parties have agreed that an amount in settlement of the LEM Dispute has been included in the Settlement Liability for the purposes of Clause 7.3. Without prejudice to Clause 7.3, a draft agreement has been part negotiated with LEM S.A. and the draft agreement is appended hereto as Exhibit 7.1.1. The Seller agrees to offer its assistance to the Purchaser and to the Company in order to conclude the settlement agreement with LEM SA.

7.3	Settlement Liability

7.3.1	The Parties acknowledge and accept that an amount equal to the Settlement Liability will be deducted from the consideration for the Share in accordance with Clause 3.1.

7.3.2
Save in the case of inaccuracy of the representations and warranties in Clauses 7.1 and 7.2 above, neither the Seller nor the Purchaser shall have any further recourse against the other Party should the actual liabilities incurred by the Company under the Settlement Agreements, the Roof Contract and the Minerg Contract and in relation to the Les Festins Dispute, the LEM Dispute or the Les Chambres du CTN Dispute be greater or less than the Settlement Liability.

7.3.3	There will be no provision for the Settlement Liability included in the Completion Accounts.

7.4	Charges Indemnity

7.4.1
The Seller shall indemnify and keep indemnified the Company and the Purchaser (each a “Purchaser Indemnified Person”) from and against any Service Claim Damage suffered by any Purchaser Indemnified Person.

7.4.2
The Seller shall not be liable under the indemnity contained in Clause 7.4.1 above for any Damage to the extent that such Damage has been increased or exacerbated by any act or omission of a Purchaser Indemnified Person or any person acting under their authority or at their direction.

7.5	SIG Claims

7.5.1
The Purchaser will use reasonable efforts to cause the Company to enter into a settlement agreement with SIG within 60 days of the Signing Date which will provide that SIG will reimburse the Company of certain electricity charges incurred prior to the Signing Date.  The Purchaser agrees to update the Seller regarding the progress of discussions with SIG on an ongoing basis and the Purchaser shall notify the Seller of any meetings to be held with SIG to discuss this rebate and (where reasonably possible), ensure that the Seller is invited to such meetings.

8.	Warranties of the Seller

8.1	Introduction

8.1.1
Any Seller’s Warranty qualified by the expression “so far as the Seller and/or the Company are aware”, or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of Will Westbrook, Martin Dunning, Société Privée de Gérance SA and SPG Intercity Geneva SA.

8.2	Seller’s Disclosures

8.2.1	The Seller’s Warranties in Clause 9 are subject to the following matters:

(a)	any matter which is contained or referred to in this Agreement ;

(b)	any information contained in and reasonably apparent from the documents provided in the Data Room and provided in a way which is not misleading;

(c)	all matters which would be revealed by making a search on the date of this Agreement on the public file at the Swiss Register of Land and the Swiss Register of Commerce;

(d)	all matters disclosed in and reasonably apparent from the 2009 Financial Statements and 2010 Financial Statements as supplied to the Purchaser, and provided in a way which is not misleading;

(e)	all matters reasonably apparent from the books and records of the Company as supplied to the Purchaser, and provided in a way which is not misleading.

9.	Seller’s Representations and Warranties at Signing

The Seller hereby makes the following representations and warranties to the Purchaser which are true as of the date of this Agreement:

9.1	Capacity of the Seller/Ownership

9.1.1	The Seller is the sole legal and beneficial owner of the Share, free and clear of any Encumbrances, and it has the right and power to execute this Agreement and to perform the Transaction.

9.1.2	There is no decision, judgment, proceedings or investigations whatsoever pending against the Seller which could prevent the completion of the Transaction.

9.1.3	The Seller requires no consent whatsoever of any third party to execute this Agreement and to complete the Transaction, subject to the Loan Documentation.

9.1.4	The execution of this Agreement and/or the completion of the Transaction does not constitute a breach of contract to which the Seller or the Company is a party.

9.2	Corporate organisation

9.2.1	The Company is duly incorporated in Switzerland and validly existing under Swiss law and it has the full corporate authority and power to carry out the Business as presently conducted.

9.2.2
The Articles of incorporation of the Company dated June 5, 2008 and attached hereto as Exhibit 9.2.2 are a true, complete and correct copy of the Articles of incorporation of the Company, and have not been modified since June 5, 2008.

9.2.3	The extract of the Trade Registry of the Company attached herein as Exhibit 9.2.3 is a true, complete and correct copy of the extract of the Trade Registry of the Company.

9.2.4	The Company has not adopted internal regulations.

9.2.5
Only Mr. Martin Dunning and Mr. William Westbrook have had the capacity to represent the Company. The Company (including its managers) has not granted a power of attorney to a third party that is still valid.

9.3	Capital Structure

9.3.1	The share capital of the Company is CHF 20’000.- and is divided into one single share of CHF 20’000.-, fully paid up.

9.3.2	The Share has been validly issued and is validly represented in a share certificate dated March 9, 2007.

9.3.3	No shares have been issued by the Company other than the Share.

9.3.4	There are no outstanding rights that could require the Company to issue or sell any shares of its capital.

9.4	Distributions to the Seller

9.4.1
The net retained earnings of the Company as reflected in the 2010 Financial Statements and which are distributable reserves in accordance with Swiss law have been entirely distributed to the Seller as the shareholder of the Company in full compliance with Swiss corporate law. No other distribution subject to restitution to the Company has been decided and/or occurred to the Seller.

9.4.2	All Taxes, if any, have been paid by the Company in connection with dividends paid by the Company, and such distribution will result in no tax liabilities whatsoever for the Company.

9.4.3	No interim dividends have been distributed by the Company in 2010 in relation to the financial year 2010.

9.5	Intercompany loans and agreements with affiliated parties

9.5.1	Other than the Seller Loan, there are no other loans between the Company and the Seller or any affiliated companies.

9.5.2	All other claims of the Company against the Seller, affiliated companies or related individuals, if any, have been settled in full at arm's length, without potential liabilities for the Company.

9.5.3
Other than the Seller Loan, there is no material agreement in force between the Company, the Seller or affiliated companies or related individuals and none of them may claim any rights, benefits or compensation against the Company.

9.6	Ordinary Course of Business

9.6.1	Since December 31, 2010, the Business has been operated in the ordinary course and consistent with past practice and with the terms and conditions of this Agreement.

9.7	The Property

9.7.1
Subject to public law, the Property Documentation comprises all agreements and documents governing the rights and obligations of the Company vis-à-vis the State of Geneva and related public bodies in connection with the Property.

9.7.2
The Company is the sole owner of the Property. It does not own the Property on a fiduciary basis for a third party, no third party has been granted a right of pre-emption or a right to purchase or repurchase the Property, except those set forth in the Property Documentation.

9.7.3
The Seller and/or the Company are not aware of any easements, charges, Encumbrances whatsoever on the Property, except for the easements restrictions and mortgage notes registered in the Land registry.

9.7.4
No mortgage has been and/or will be registered on the Property in application to art. 837 al. 1 ch. 3 of the Swiss Civil Code in relation to works that occurred and/or material that was delivered prior to the Signing.

9.7.5
The rental of the Property (or any fraction thereof) and the use of the rented premises by the tenants is an allowable use of the Property under the Property Documentation. To the knowledge of the Seller, there are neither any (i) applications, ordinances, petitions, resolutions or other matters pending before any governmental authority having jurisdiction to act on zoning changes that would prohibit or make nonconforming the current use of the Property or any fraction thereof nor (ii) any pending or threatened condemnation or eminent domain proceedings (expropriation formelle), or proposed sale in lieu thereof.

9.7.6	The Company has customary real estate insurance coverage (in particular building insurance and liability insurance) in connection with the Property (including all its buildings or constructions).

9.8	Construction permits

9.8.1
Other than work being carried out in relation to the Minerg Contract and repairs to the roof of CTN 12 under the Roof Contract, all works carried out on the Property by the Company have been performed pursuant to a valid and enforceable construction permit, when required.

9.9	Lease agreements

9.9.1
The FTI and/or the State of Geneva have accepted the names and activities of tenants of all the lease agreements that have been concluded up to the Signing with the various tenants (former or existing) of the Property.

9.9.2
The list of the lease agreements over the Property’s premises in force at Signing, attached hereto as Exhibit 9.9.2 is true and accurate. The lease agreements that have been terminated (but that are still in force at the Signing), as well as the lease agreements that are not yet in force at the Signing but that have already been concluded are mentioned as such in Exhibit 7.10.4. There are no adverse or other parties in possession of the Property or any portion or portions thereof, and the Property is free and clear of any and all leases, licenses, occupants, or tenants other than those listed in Exhibit 7.10.4.

9.9.3	No written communication has been received by the Company from any tenant of the Property expressing an intention to terminate its lease.

9.9.4
Except in the cases listed in Exhibit 9.9.4, each tenant pays VAT on the rent and the Charges. Any increase of the VAT (including that which entered into force on January 1st, 2011) can be fully passed on to the tenants. The fact that certain lease agreements do not specifically mention that the VAT is due by the tenant has and will have no adverse consequences for the Company

9.9.5
So far as the Seller and/or the Company are aware, the tenants use the Property in compliance with all laws and regulations. The authorities have not made any claim in writing against the Company in respect of the use of the Property made by the tenants, in particular in respect of the A/C devices installed by some tenants.

9.10	Rental Income

9.10.1	All information and figures contained in the chart describing inter alia the Rental Income 2010, as attached in Exhibit 9.10.1 are true and accurate in every material respect.

9.11	Management and maintenance agreements

9.11.1
The agreements to which the Company and entities of the SPG Group (and, as the case may be, the Seller) are both parties can be terminated by the Company at any time, subject to their contractual term, without financial consequences.

9.12	Environmental and safety considerations

9.12.1	The Company has not received a written notice of non-compliance with applicable environmental regulations.

9.12.2
The Property is not listed at the Cadastre des sites pollués. The Seller and/or the Company are not aware of any fact or circumstance that could lead to the registration of all or part of the Property on said cadastre.

9.12.3
The Company has not received a written notice of non-compliance with Article 121 Geneva Law on Constructions. No written correspondence has been received from or exchanged with the authorities of Geneva in the past four years in relation to fire and safety issues.

9.12.4
No third party has a claim against the Company in relation to the fire that occurred on April 15, 2008 on the Property. The Company has taken all necessary and appropriate actions after the aforementioned fire, in particular the measures recommended Axa Winterthur in its report regarding the accident.

9.13	Business in compliance with laws and regulations

9.13.1	So far as the Seller and/or the Company is aware, the Company carries on the Business in material compliance with all applicable laws and regulations.

9.14	Litigation

9.14.1
The Company (or any person for whose acts or omissions it may be liable) is not involved, whether as plaintiff, defendant or other party, in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of any kind whether domestic or foreign, civil, administrative or criminal which is material to the Business and/or the Property. So far as the Seller and/or the Company are aware, no such proceedings are threatened, by or against the Company.

9.14.2
Each Indemnified Tenant has paid in full (i) in respect of the Financial Period, all Charges owed to the Company; and (ii) in respect of the financial year ending 31 December 2010, the estimate of Charges provided for in each Indemnified Tenant’s lease with the Company.

9.15	Financial Statements

9.15.1
The 2009 Financial Statements and the 2010 Financial Statements have been prepared in accordance with Swiss applicable laws on a basis consistent with that adopted in preparing the audited accounts of the Company for the previous two financial years, as well as in accordance with the principles and methods generally accepted at the Accounts Date in Switzerland and have been duly approved by the statutory auditor. The 2009 Financial Statements and the 2010 Financial Statements comply with Swiss law and the Company’s articles of association at the Accounts Date.

9.15.2	The 2010 Financial Statements are not misleading having regard to the purpose for which they are drawn up and do not materially misstate the net assets of the Company as at 31 December 2010.

9.16	Employees

9.16.1	The Company does not have and never has had any employees.

9.17	Taxes

9.17.1
All Tax returns, computations, notices and information required to be made, given or filed with the competent tax authorities for any Tax purpose by or with respect to the Company for all taxable periods ending on or prior to the Signing Date have been made, given or filed in accordance with all laws, regulations and directives within the requisite periods and are up-to-date and correct in all respects and none of them is the subject of any dispute with any tax authorities.

9.17.2
All direct, indirect and other Taxes for which the Company is liable in every jurisdiction have been duly paid or appropriately provided for in the 2009 Financial Statements and the 2010 Financial Statements, and the Company has not incurred any liabilities to interest or penalties in respect of them and, in particular, the Company has made all such deductions, withholdings and retentions as it was obliged or entitled to make and all such payments as it should have made.

9.17.3
The Company has not received from any tax authority any payment to which it was not entitled nor has it received any tax assessment in which its tax liability was understated. The Company is not liable to pay, to reimburse or to indemnify any person (including a tax authority) in respect of the Tax liability of any other person.

9.17.4	The Company was never subject to, and is presently not subject to, any inspection, investigation, audit or other administrative proceeding in relation to Taxes.

9.17.5	The Company has not paid any constructive or hidden dividends, or performed any actions or disposals that may be regarded by the tax authorities as constructive dividends.

9.17.6	The Company will have no liability for Swiss withholding tax with respect to any distribution made prior to the date hereof.

9.17.7	The Seller shall refrain from any action that could result in the sale of the Share being subject to the Geneva property transfer tax (“droit d’enregistrement”).

9.18	Intellectual Property

9.18.1	The Company owns no Intellectual Property.

9.19	Agreements

9.19.1
All material agreements, commitments and arrangements to which the Company is a party and which are in writing have been included in the Data Room. The Company has fulfilled all its obligations under the Loan Documentation.

9.19.2
All agreements, commitments and arrangements to which the Company is party and which are material to the Business, to the Property and/or to the Transaction (including change of control clauses) are in writing.

9.19.3	Other than this Agreement, the Seller has not entered into any agreement regarding its shareholding in the Company.

9.20	Guarantees

9.20.1	There is no outstanding guarantee, indemnity, suretyship, letter of comfort or any commitment given by the Company.

9.21	Events occurring after the Date of Completion Accounts

9.21.1	The bank statements of the Company appended out as Exhibit 9.21 are true copies of the statements of those bank accounts of the Company at 8am on March 2nd, 2011.

9.22	LEM

9.22.1	So far as the Seller is aware, the summary of discussions with LEM appended at Exhibit 9.22.1 is true and accurate.

9.22.2	The Data Room includes all written and electronic correspondence between the Company and LEM in respect of the LEM Dispute.

10.	Representations and Warranties of the Purchaser

10.1	Introduction

10.1.1	The Purchaser makes the following representations and warranties to the Seller which are true as of the date of this Agreement.

10.2	Incorporation and Authority

10.2.1
The Purchaser is duly incorporated and validly existing under the laws of Luxembourg and has the full corporate power and authority to execute this Agreement, to carry out its obligations thereunder and to complete the purchase of the Share.

10.2.2
The Purchaser has taken all corporate action required by it to authorise it to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

10.3	Effect of Execution of the Agreement

10.3.1
The execution of this Agreement by the Purchaser does not violate any provisions of the articles of association of the Purchaser. The Purchaser does not require any governmental consent of any nature to execute this Agreement and to complete the purchase of the Share and this Agreement constitutes valid and binding obligations on the Purchaser in accordance with its terms.

10.4	Financing

At the relevant time for payment, the Purchaser will be able to pay the Basic Purchase Price and any Basic Price Adjustment from its existing banking facilities and available cash.

10.5	Knowledge

None of the directors, officers, employees, agents or financial, accounting or legal advisers of the Purchaser involved in negotiating the acquisition of the Company is aware of any facts, matters or circumstances which could reasonably be expected to give rise to a claim being made against the Seller for breach of this Agreement.

11.	Conduct of claims and Limitations

11.1	Reliance

The Purchaser is entering into this agreement on the basis of, and in reliance on, the Representations and Warranties of the Seller.

11.2	Time Limitation for Claims

The Seller shall not be liable under this Agreement in respect of any claim unless a Notice of the Claim (as defined hereafter) is given by the Purchaser to the Seller within 18 months following the date of this Agreement. Notwithstanding the provisions of Article 210 CO, the Purchaser shall not be restricted by law from filing a breach of warranty claim against the Seller provided that a Notice of Claim was delivered to the Seller within the aforementioned eighteen (18) month period.

11.3	Notice of Claims.

11.3.1
All claims sent by the Purchaser to the SelIer shall be the subject of a written notification setting forth the information as is available to the Purchaser, the Purchaser’s estimate of the amount and evidence reasonably satisfactory to the Seller of the amount payable. Such notification is hereinafter referred to as a "Notice of Claims".

11.3.2
Subject to the limitations herein and absent any objection notified by the Seller to the Purchaser within 45 days of receipt by it of a Notice of Claims (the "Claim Payment Date"), payment shall become due. If the Seller notifies their objection prior to the Claim Payment Date, and the dispute cannot be settled amicably, the dispute shall be decided in accordance with the provisions of Clause 17 below.  If a dispute over a claim is decided in favour of the Purchaser, then the arbitrator shall include interest calculated from the Claim Payment Date on any award made by the arbitrator.

11.3.3
Subject to the limitations herein, Notice of Claims shall be given no later than 6 months after the date on which the notifying Party has obtained full knowledge of the existence of such claims. The provisions of Article 201 CO are hereby waived and replaced by the above.

11.4	Measure of Damages

If any Seller representation or warranty is breached or proves to be untrue or misleading (a "Warranty Breach"), the Seller shall pay to the Purchaser:

11.4.1
the full amount of any shortfall or diminution in value of any assets (including loss of profit proved and calculated under Swiss Law) or increase in liabilities of the Company or of the Company's business, measured as of the date of this Agreement, as a result of a Warranty Breach; and

11.4.2	all reasonable costs and expenses (including, legal and other professional fees) incurred by the Purchaser or the Company as a result of the Warranty Breach.

11.5	Purchaser’s Actual Knowledge

Without prejudice to knowledge imputed to a Purchaser under Swiss law, the Seller shall not be liable in respect of any claim arising out of  a breach of a representation or warranty to the extent that the facts, matters or circumstances giving rise to the relevant claim were notified in writing by the Seller to the Purchaser prior to the date of this Agreement.

11.6	Third Party Claims

If the matter or circumstance that may give rise to a claim against the Seller under this Agreement is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

11.6.1
The Purchaser shall notify the Seller (providing such information as is required in a Notice of Claims pursuant to Clause 11.3.1.) as soon as reasonably practicable after it becomes aware of a Third Party Claim ("Notice of Third Party Claim").

11.6.2
Within ten (10) Business Days of receipt of a Notice of Third Party Claim, the Seller may elect to assume the defence of the Third Party Claim with counsel of reputable standing to act on behalf of the Purchaser or the Company (but in accordance with the Seller’s instructions) that is reasonably acceptable to the Purchaser by delivering notice to the Purchaser (a "Defence Notice").  If the Seller delivers a Defence Notice, then:

(i)
The Seller and the Purchaser shall reasonably co-operate in the defence of such Third Party Claim.  The Purchaser shall, and the Purchaser shall procure that the Company shall, make available to the Seller and its counsel, all such information and assistance including access to premises and personnel and the right to examine and copy or photograph any assets, relevant accounts, records and documents and take such other action (subject to being paid all reasonable costs) and sign such documents as are reasonably necessary to defend such Third Party Claim in a timely manner;

(ii)
the Purchaser and the Seller shall consult with each other regarding the conduct of the Third Party Claim and the Purchaser shall take reasonable account of the views of the Seller before taking any action in relation to the Third Party Claim; and

(iii)
the Purchaser shall not, and the Purchaser shall procure that the Company shall not, make an admission in relation to the Third Party Claim nor shall the Purchaser, and the Purchaser shall procure that the Company shall not, compromise, dispose of or settle such  Third Party Claim without the written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(iv)
the Purchaser shall, and the Purchaser shall procure that the Company shall, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim; and

(v)
the Seller shall be entitled at its own expense and in its absolute discretion (having consulted with the Purchaser and taken reasonable account of the Purchaser’s views) to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties, if such claims are made on a reasonable basis and will not cause the Purchaser or the Company material harm) in the name of and on behalf of the Purchaser or the Company and to have the conduct of any related proceedings, negotiations or appeals.

11.6.3
If the Seller does not deliver a Defence Notice, the Purchaser or the Company, as the case may be, shall have the full right to defend such Third Party Claim, and shall be entitled to reasonably settle or agree to pay in full such claim, provided that the Purchaser first consults with the Seller and takes reasonable account of the views of the Seller.

11.7	Minimum Claims

11.7.1
Save in the case of any claim under Clause 9.1.1, the Seller shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined in respect of any such claim or series of claims does not exceed CHF20’000.

11.7.2
Where the liability agreed or determined in respect of any such claim or series of claims exceeds CHF20’000, subject as provided elsewhere in this Clause 11, the Seller shall be liable for the amount of the claim or series of claims as agreed or determined.

11.8	Aggregate Minimum Claims

11.8.1
Save in the case of any claim under Clause 9.1.1, the Seller shall not be liable under this Agreement in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement exceeds CHF 75,000.

11.8.2
Where the amount agreed or determined in respect of all claims referred to in Clause 11.8.1 exceeds CHF 75,000 subject as provided elsewhere in this Clause 11, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

11.9	Maximum Liability

Save in the case of any claim for a Warranty Breach under Clauses 9.1. (Capacity of the Seller/ownership) 9.2 (Corporate Organisation), 9.3 (Capital Structure), the aggregate liability of the Seller in respect of all breaches of this Agreement shall not exceed CHF 4,125,000. Notwithstanding the foregoing, nothing herein shall prevent the Purchaser from obligating the Seller to specifically perform its obligations under this Agreement.

11.10	Contingent Liabilities

The Seller shall not be liable under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

11.11	Provisions

The Seller shall not be liable under this Agreement in respect of any claim if  allowance, provision or reserve is made in the Completion Accounts for the matter giving rise to the claim, thus reducing the Net Asset Adjustment accordingly.

11.12	Matters Arising Subsequent to this Agreement

The Seller shall not be liable under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Damage arising therefrom, to the extent that the same would with certainty not have occurred but for:

  (a)             Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

  (b)             Acts of the Purchaser

any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or the Company, or their respective directors, officers, employees or agents or successors in title, after Signing;

  (c)            Changes in legislation

(i)
the passing of, or any change in, after the date of this Agreement any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

(ii)	any change after Signing of any generally accepted interpretation or application of any legislation;

  (d)            Accounting and Taxation Policies

   any change in accounting or Taxation policy, bases or practice of the Purchaser or the Company introduced or having effect after Signing.

11.13	Insurance

11.13.1
The Seller shall not be liable under this Agreement for any claim to the extent that compensation has been paid to the Purchaser or the Company under the terms of an insurance policy. Provided that the Seller shall be liable for the amount of any deductibles and increased insurance costs which are incurred by the Company or the Purchaser in claiming under such insurance policy.

11.13.2
If the Purchaser wishes to assert a claim against the Seller for a matter that is covered by the Company's or the Purchaser’s insurance, the Purchaser shall, and shall procure that the Company shall, first make a claim under that insurance policy before seeking compensation from the Seller.

11.14
Mitigation of Damage

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Damage which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

12.	Guarantee

On the date of this Agreement, Apollo European Real Estate Fund II, L.P. and Apollo European Real Estate Fund II (Euro), L.P. (the “Funds”) shall issue a guarantee, subject to the governing law and arbitration clauses as per this Agreement, whereby the Funds shall  guarantee the performance of the obligations of the Seller under this Agreement in the form attached hereto as Exhibit 12 (the “Guarantee”).

13.	Covenants

13.1.1
Each Party agrees that it will co-operate with and make available to the other Party, during normal business hours, all books and records and information retained and remaining in existence after the Signing Date which are necessary or relevant in connection with any tax filing, inquiry or dispute, third party litigation, lease agreement, or any other matter requiring any such records or information in relation to the performance of this Agreement. The Party requesting any such information shall bear all reasonable out of pocket costs and expenses incurred in connection with providing such information.

13.1.2	The Purchaser:

(i)
shall procure that  an annual general meeting of the Company shall be held within five Business Days of the date of this Agreement and the Purchaser shall vote or cause the relevant quotaholders to vote in favour of  a resolution to provide for an unconditional discharge for Will Westbrook and Martin Dunning in their capacity as managers of the Company in respect of their management of the Company prior to the date hereof; and

(ii)
undertakes that it shall not make any claim against either Will Westbrook or Martin Dunning in their capacity as managers or former managers of the Company in connection with their management of the Company or in connection with the transaction contemplated by this Agreement.

13.1.3
The Seller and the Purchaser agree that they will comply with the terms of the Escrow Agreement and each of the Seller and the Purchaser agree to take such steps as are necessary to enable the payments contemplated by Clause 4 to be made in accordance with Clause 4 and the procedural requirements of the Escrow Agreement.

13.1.4
If at any time after the Signing, any further action is necessary or desirable to carry out the purpose of this Agreement, each Party hereto shall, at its own expense, execute and deliver such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transaction contemplated by this Agreement.

14.	Reference to the Articles of incorporation

14.1.1
Pursuant to Art. 785 § 2 CO, the parties hereby make reference to Article 8 of the articles of incorporation of the Company (“Devoir de fidélité et interdiction de faire concurrence”), which provides that the shareholders of the Company (associés) shall not compete with the Company.

15.	Miscellaneous

15.1	Transaction Costs

All costs relating to the preparation and negotiation of this Agreement shall be borne by the Parties, with each Party bearing its own costs.

15.2	Confidentiality

Subject to Clause 15.7, the Parties undertake to keep the contents of this Agreement confidential and not to inform any third party about its content unless required to do so by law or unless mutually agreed upon by the Parties.

15.3	Waiver/Remedies

Except if this Agreement requires the exercise of a right within a certain period of time, no delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof. Save to the extent this Agreement provides otherwise, a waiver or a partial exercise on the part of the Parties of any right, power or privilege under this Agreement or the completion of the Transaction shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

15.4	Entire Agreement

This Agreement together with the Exhibits, the Guarantee and all documents referred to herein, (including the Escrow Agreement and the assignment of the Seller Loan) constitute the entire agreement between the Parties with respect to the Transaction and shall replace all other prior agreements or understandings of the Parties relating thereto.

15.5	Amendments and Modifications

This Agreement may not be amended or modified except by a document in writing duly executed by the Parties. The Parties agree that they jointly negotiated and prepared this Agreement and that it shall not be construed against any Party on the grounds that such Party prepared or drafted the same.

15.6	Duty to co-operate

Each Party undertakes to co-operate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceedings in order to safeguard its interests vis-à-vis third parties.

15.7	Announcements

For 12 months after the date of this Agreement, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of the Seller and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any stock exchange on which the shares of either party (or its holding company) are listed but the party with an obligation to make an announcement or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation.

15.8	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by executing any such counterpart.

15.9	Notices

Notices hereunder shall be in writing. Notice shall be deemed received upon receipt of a registered letter or fax with confirmation of receipt addressed as follows:

If to the Seller: Apollo CTN Sàrl 43 Avenue J.F. Kennedy L-1855 Luxembourg Attention: Anne Delord

Fax: +352 2620 1546

with a copy to

AREA Property Partners
1 Knightsbridge
3rd Floor
London SW1X 7LX

Attention: Will Westbrook and Luke Hamill
Fax: +44 207 655 2980

If to the Purchaser:

OPCTN SA
6, rue Jean Bertholet,
1233  Luxembourg,
Luxembourg

with copies to

BCCC Attorneys-at-law LLC
5, rue Jacques-Balmat
1204 Genève

Attention: Manuel Bianchi della Porta & Mathieu Simona

Telephone (for verification purposes only): +41 22 704 36 00
Fax: + 41 22 704 36 01;

and

Optibase Ltd.
7 Shenkar Street
Herzliya 46725, Israel

Attention: Amir Philips

15.10	Severability

Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and be replaced by such valid and enforceable provision which the Parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and attaining the same or a similar economic effect. The remaining provisions of this Agreement shall continue to be binding and in full force and effect.

15.11	Assignment

15.11.1
The Purchaser might transfer the present Agreement, including all rights and obligations hereunder, to any entity or entities (in which case the rights and obligations of the entities under the present Agreement will be joint and several) controlled by the Purchaser or controlling the Purchaser. The Seller hereby already gives its consent to such a transfer of contract.

15.11.2
Subject to Clause 15.11.1 above, no Party may assign or transfer, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement to any person without the prior written approval of the other Party. Any assignment or delegation made without such required approval shall be null and void.

16.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of Switzerland.

17.	Arbitration

Any dispute, controversy or claim arising out of or in relation to this agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules.

The number of arbitrators shall be one.

The seat of the arbitration shall be in Geneva, Switzerland.

The arbitral proceedings shall be conducted in English.

This Agreement is executed in two copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

signatures on following page

This Share Purchase Agreement is entered into as of the 2nd day of March, 2011 in two original copies.

APOLLO CTN S.à.r.l. By:/s/ Luke Hamill Name: Position: As per proxy dated 27 January 2011.
OPCTN SA

By:/s/ Manuel Bianchi della Porta
     Name: Manuel Bianchi della Porta
     Position: As per proxy dated as of 1st of March, 2011

By:_______________________
     Name:
     Position:

By:_______________________
     Name:
     Position:

Exhibits

Exhibit 3.2.2:	Accounting Policies;

Exhibit 7.1.1:	Settlement Agreements;

Exhibit 7.1.2:	Minerg Contract;

Exhibit 7.1.3:	Roof Contract;

Exhibit 7.1.4 :	Draft agreement re Les Festins Dispute ;

Exhibit 7.1.5 :	Agreeement re Les Chambres du CTN Dispute.

Exhibit 8.2.1(b):	Data Room List;

Exhibit 9.2.2:	Articles of incorporation of the Company;

Exhibit 9.2.3:	Excerpt of the Trade Registry of the Company;

Exhibit 9.7:	Property Documentation;

Exhibit 9.9.2:	List of the lease agreements in force at Signing;

Exhibit 9.9.4:	List of the tenants that do not pay VAT;

Exhibit 9.10.1:	Chart describing inter alia the Rental Income 2010;

Exhibit 9.15.1:	Audited 2009 Financial Statements of the Company;

Exhibit 9.15.2:	Audited 2010 Financial Statements of the Company.

Exhibit 9.21 :	Bank statements of the Company as of March 2, 2011, 8am ;

Exhibit 9.22.1 :	Summary of the discussion with LEM ;

Exhibit 12:	Guarantee.
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